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                                                                    Exhibit 99.2

Press Release - October 28, 2003

         Wits Basin Precious Minerals Closes $1.208M Private Placement

MINNEAPOLIS, October 28 2003 - Wits Basin Precious Minerals Inc., (OTCBB: WITM) f/k/a Active IQ Technologies, Inc. announced that it has completed a private placement of an additional 4,832,000 units of its securities, resulting in gross proceeds of $1,208,000. Each unit sold consisted of one share of common stock and one-half of a one year warrant to purchase one share of common stock at a price of $0.75 per share. Combined with the first closing announced October 14, 2003, Wits Basin raised a total of $2,522,500. The securities sold have not been registered under the Securities Act of 1933, but were offered in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

According to Wits Basin's CEO Vance White, "We are pleased that we have closed on this round of financing, enabling uninterrupted progress in our FSC Project in South Africa by providing sufficient cash to make the third and final payment required in our joint venture of Active Hawk Precious Minerals LLC."

The operator of the FSC Project, AfriOre Limited, announced on October 8, 2003, that they had "commissioned the first drillhole of an initial three drillhole program at its FSC joint venture project in South Africa. The program is anticipated to include some 6,200 metres of drilling and is aimed at establishing the presence of stratigraphic units related to Witwatersrand gold deposits, in the depth range of 1,200 metres to 1,500 metres below surface. Previous drilling and geophysical mapping indicate that Witwatersrand rocks may be preserved under Mesozoic cover rocks in the project area.

The first drillhole has been sited after a comprehensive analysis of data from the recently completed aeromagnetic survey and the reprocessing of ground based gravity data. The aeromagnetic survey utilized the latest three sensor horizontal gradient technology to achieve a high resolution coverage over an area of 1,231 square kilometres, which included 28,380 line kilometres, flown at a 500 metre line spacing. The resulting data set has been combined with similar data from AfriOre's previous aeromagnetic survey, which covered over an area of 290 square kilometres (10,000 line kilometres). The interpretation also incorporated updated ground gravity data, covering an area of 8,530 square kilometres, as well as information from AfriOre's comprehensive database of historical drilling and seismic survey data.

The integrated geophysical interpretation has enhanced the signatures of the various anomalies, which were identified in AfriOre's previous aeromagnetic survey and which are postulated to indicate the magnetic shale units of the Witwatersrand's West Rand Group. Elsewhere in the Witwatersrand basin, similar anomalies occur below the upper Witwatersrand's Central Rand Group, the host rocks to the mineralized gold reefs. In addition, gravity anomalies have also been delineated parallel to the strike of the magnetic high anomalies and are interpreted as possible manifestations of the Central Rand Group rocks.

Although the interpretation of these anomalies is not certain, the anomalies can be traced through the cumulative 135 kilometres of strike of the three regional targets, which were originally identified by AfriOre. Previous drilling of similar magnetic anomalies elsewhere in the FSC Project Area has intercepted West Rand Group rocks. The recently interpreted data has refined the configuration of these three regional targets and it is now possible to more accurately delineate five high priority targets in individual structural blocks with a cumulative strike length of 60 kilometres. The aim of the initial program is to drill within the higher priority targets to confirm the identity of the rocks which cause the geophysical anomalies and to determine their stratigraphic setting. The three drillholes will be drilled sequentially and the initial drillhole will take some three months to complete."

Vance White also added "the historic Witwatersrand Basin is host to the world's largest reserves of gold. It has produced OVER 1.5 BILLION ounces of gold during the past 117 years and has an estimated one billion


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ounces of gold in resources and reserves remaining. During this period over 100 mines have produced 3.9 billion tonnes of ore at an average grade of 9.5g/t (0.29 oz/t)." He further went on to say that an old truism in the gold exploration business is that you 'find gold where they mine it'. The FSC project having the right address; the operating personnel of AfriOre associated with the Project having excellent expertise and in excess of a collective 150 years experience in the Witwatersrand Basin; and as we believe that we are in the early stages of a bull market for precious minerals, specifically gold the potential upside for the Project if proven out is enormous. We are extremely pleased to be associated with the FSC Project and with the superb capability of the AfriOre personnel."

AfriOre is listed on the Toronto Stock Exchange, under the symbol 'AFO' and their website is at www.afriore.com.

ABOUT WITS BASIN PRECIOUS MINERALS INC.

Wits Basin (OTCBB: WITM) is actively participating in a joint venture for the exploration of gold in the Republic of South Africa whereby it has the right to earn a 35% equity interest in the FSC project by advancing US$2.1 million (US$1.5 million has already been advanced) and has the right to earn an additional 15% by advancing an additional US$1.4 million. Wits Basin is headquartered in Minneapolis, MN with offices in Toronto, ON.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities of the Company.

Forward-Looking Statements

Except for historical information contained herein, this news release also includes forward-looking statements. All statements regarding potential mineralization and reserves, exploration results and future objectives of Wits Basin, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements.

Risk Factors

The exploration for and development of mineral deposits involves significant financial risks which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to establish ore reserves, to develop metallurgical processes and to construct mining and processing facilities at a site. It is impossible to ensure that the current programs planned for the Corporation will result in a profitable commercial mining operation. Also, see the Company's SEC reports for other risk factors.

Contact Information:

Wits Basin Precious Minerals Inc.
H. Vance White, CEO, 416.214.2250
or
Mark Dacko, CFO, 612.664.0570